PRESS RELEASE

CooperCompanies Announces Fourth Quarter
and Full Year 2022 Results

San Ramon, Calif., December 8, 2022— CooperCompanies (NYSE: COO) today announced financial results for its fiscal fourth quarter and full year ended October 31, 2022.
•Fourth quarter revenue increased 12% year-over-year to $848.1 million. Fiscal 2022 revenue increased 13% to $3,308.4 million.
•Fourth quarter GAAP diluted earnings per share (EPS) of $1.32, down 89 cents or 40% from last year's fourth quarter. Fiscal 2022 GAAP diluted EPS of $7.76, down 87% from fiscal 2021.
•Fourth quarter Non-GAAP diluted EPS of $2.75, down 53 cents or 16% from last year's fourth quarter. Fiscal 2022 non-GAAP diluted EPS of $12.42, down 6% from fiscal 2021. See "Reconciliation of Selected GAAP Results to Non-GAAP Results" below.

Commenting on the results, Al White, Cooper's President and CEO said, "We closed this fiscal year with record annual revenue driven by share gains in contact lenses and fertility. As we enter fiscal 2023, we remain focused on delivering market share gains and long-term shareholder value."

Fourth Quarter Operating Results
•Revenue of $848.1 million, up 12% from last year’s fourth quarter, up 21% in constant currency, up 12% organically.
•Gross margin of 63% compared with 66% in last year’s fourth quarter. On a non-GAAP basis, gross margin was 65%, down from 67% last year driven primarily by currency.
•Operating margin of 12% compared with 17% in last year’s fourth quarter. On a non-GAAP basis, operating margin was 22%, down from 25% last year driven primarily by currency.
•Interest expense of $22.9 million compared with $5.0 million in last year's fourth quarter driven by a higher average debt balance and higher interest rates.

•Net debt outstanding at quarter end was $2.6 billion (total debt excluding unamortized debt issuance costs less cash and cash equivalents) down $30.8 million from last quarter.
•Cash provided by operations of $130.7 million offset by capital expenditures of $94.9 million resulted in free cash flow of $35.8 million.

Fourth Quarter CooperVision (CVI) Revenue
•Revenue of $561.8 million, down 1% from last year’s fourth quarter, up 10% in constant currency, up 11% organically.
•Revenue by category:

			Constant Currency	Organic
	(In millions)	%chg	%chg	%chg
	4Q22	y/y	y/y	y/y
Toric	$183.8	1%	11%	11%
Multifocal	64.6	5%	16%	16%
Single-use sphere	169.7	2%	15%	15%
Non single-use sphere, other	143.7	(8)%	—%	3%
Total	$561.8	(1)%	10%	11%
•Revenue by geography:

			Constant Currency	Organic
	(In millions)	%chg	%chg	%chg
	4Q22	y/y	y/y	y/y
Americas	$228.1	5%	5%	5%
EMEA	204.2	(5)%	11%	13%
Asia Pacific	129.5	(3)%	15%	16%
Total	$561.8	(1)%	10%	11%

Fourth Quarter CooperSurgical (CSI) Revenue
•Revenue of $286.3 million, up 47% from last year's fourth quarter, up 53% in constant currency, up 15% organically.
•Revenue by category:

			Constant Currency	Organic
	(In millions)	%chg	%chg	%chg
	4Q22	y/y	y/y	y/y
Office and surgical products	$177.8	58%	59%	15%
Fertility	108.5	33%	45%	15%
Total	$286.3	47%	53%	15%

Fiscal Year 2022 Operating Results
•Revenue of $3,308.4 million, up 13% from fiscal 2021, up 19% in constant currency, up 11% organically.
•CVI revenue of $2,243.3 million, up 4% from fiscal 2021, up 11% in constant currency, up 12% organically, and CSI of revenue $1,065.1 million, up 38% from fiscal 2021, up 43% in constant currency, up 8% organically.
•Gross margin of 65% compared with 67% in fiscal 2021. Non-GAAP gross margin was 66%, down from 68% in fiscal 2021.
•Operating margin of 15% compared with 17% in fiscal 2021. Non-GAAP operating margin was 24%, down from 26% in fiscal 2021.
•GAAP diluted EPS of $7.76, down 87% from fiscal 2021. Non-GAAP diluted EPS was $12.42, down 6% from fiscal 2021.
•Cash provided by operations of $692.4 million offset by capital expenditures of $242.0 million resulted in free cash flow of $450.4 million.

Fiscal Year 2023 Financial Guidance
The Company initiated its fiscal year 2023 guidance. Details are summarized as follows:
•Fiscal 2023 total revenue of $3,455 - $3,515 million (organic growth of 6% to 8%)
•CVI revenue of $2,325 - $2,365 million (organic growth of 7% to 9%)
•CSI revenue of $1,130 - $1,150 million (organic growth of 4% to 6%)
•Fiscal 2023 non-GAAP diluted earnings per share of $12.30 - $12.60

Fiscal year 2023 guidance does not include the Cook Medical Reproductive Health acquisition announced on February 7, 2022, as the transaction is pending regulatory approval.
Non-GAAP diluted earnings per share guidance excludes amortization and impairment of intangible assets, and other exceptional or unusual income or gains and charges or expenses including acquisition, integration and manufacturing related costs which we may incur as part of our continuing operations.
With respect to the Company’s guidance expectations, the Company has not reconciled non-GAAP diluted earnings per share guidance to GAAP diluted earnings per share due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses, which are reconciling items between the non-GAAP and GAAP measure. Due to the unknown effect, timing and potential significance of such charges and expenses that impact GAAP diluted earnings per share, the Company is not able to provide such guidance.

Reconciliation of Selected GAAP Results to Non-GAAP Results
To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial results may include the following adjustments, and as appropriate, the related income tax effects and changes in income attributable to noncontrolling interests:
•We exclude the effect of amortization and impairment of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions. Impairment of intangible assets is a non-recurring cost.
•We exclude the effect of acquisition and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition and integration expenses include direct effects of acquisition accounting, such as inventory fair value step-up and items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses include items such as employee severance, product rationalization, facility and other exit costs.
•We exclude other exceptional or unusual charges or expenses and gains or income. These can be variable and difficult to predict, such as COVID related charges, certain litigation expenses, the gain or loss on deconsolidation of our subsidiaries, changes in fair value of contingent considerations and product transition costs, and are not what we consider as typical of our continuing operations.
•We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing operations.
•We exclude the effects of non-cash deferred tax assets related to intra-group transfer of non-inventory assets.
We also report revenue growth using the non-GAAP financial measure of constant currency so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. We also report revenue growth using the non-GAAP financial measure of organic so that revenue results may be evaluated over a comparable period by excluding the effect of foreign currency fluctuations, and excluding the impact of any acquisitions, divestitures, discontinuations that occurred in the comparable period.
We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash that is available to grow the business, make strategic acquisitions, repay debt, buyback common stock or to fund dividend payments. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.
We define the non-GAAP measure of net debt as total debt less cash and cash equivalents. We believe net debt is useful for investors to be helpful in evaluating our financial leverage. Management uses net debt as a measure of our financial leverage. Net debt should not be considered as an alternative to debt determined in accordance with GAAP and should be reviewed in conjunction with our consolidated condensed balance sheets.
Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Three Months Ended October 31,
	2022			2022	2021			2021
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$311.5	$(14.4)	A	$297.1	$257.2	$(10.3)	A	$246.9
Operating expense excluding amortization	$387.1	$(24.3)	B	$362.8	$337.2	$(14.0)	B	$323.2
Amortization of intangibles	$46.0	$(46.0)	C	$—	$36.1	$(36.1)	C	$—
Other expense, net	$8.3	$(1.6)	D	$6.7	$2.0	$(0.6)	D	$1.4
Provision for income taxes	$6.8	$15.8	E	$22.6	$11.3	$7.5	E	$18.8
Diluted earnings per share	$1.32	$1.43		$2.75	$2.21	$1.07		$3.28
Weighted average diluted shares used	49.6			49.6	49.9			49.9

A	Fiscal 2022 GAAP cost of sales includes $14.4 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 63% as compared to fiscal 2022 non-GAAP gross margin of 65%. Fiscal 2021 GAAP cost of sales includes $10.3 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 66% as compared to fiscal 2021 non-GAAP gross margin of 67%.
B	Fiscal 2022 GAAP operating expense includes $24.3 million of costs primarily related to acquisition and integration activities. Fiscal 2021 GAAP operating expense includes $14.0 million of costs, primarily comprised of an increase in the fair value of contingent consideration and costs associated with acquisition and integration activity.
C	Amortization expense was $46.0 million and $36.1 million for the fiscal 2022 and 2021 periods, respectively. Items A, B, and C resulted in fiscal 2022 GAAP operating margin of 12% as compared to fiscal 2022 non-GAAP operating margin of 22%, and fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 25%.
D	Fiscal 2022 and 2021 other expense adjustments primarily related to gains and losses on minority investments.
E	Fiscal 2022 adjustments in provision for income taxes arose primarily from the above items and intra-group asset transfers.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2022			2022	2021			2021
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$1,168.8	$(48.5)	A	$1,120.3	$966.7	$(29.4)	A	$937.3
Operating expense excluding amortization	$1,452.5	$(46.7)	B	$1,405.8	$1,303.9	$(86.4)	B	$1,217.5
Amortization of intangibles	$179.5	$(179.5)	C	$—	$146.1	$(146.1)	C	$—
Other (income) expense, net	$(25.0)	$42.1	D	$17.1	$(8.8)	$11.4	D	$2.6
Provision for income taxes	$89.5	$1.4	E	$90.9	$(2,453.2)	$2,536.3	E	$83.1
Diluted earnings per share	$7.76	$4.66		$12.42	$59.16	$(45.92)		$13.24
Weighted average diluted shares used	49.7			49.7	49.8			49.8

A	Fiscal 2022 GAAP cost of sales includes $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%. Fiscal 2021 GAAP cost of sales includes $29.4 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 67% as compared to fiscal 2021 non-GAAP gross margin of 68%.
B	Fiscal 2022 GAAP operating expense includes $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration. Fiscal 2021 GAAP operating expense includes $86.4 million of costs, primarily comprised of an increase in the fair value of contingent consideration and costs associated with acquisition and integration activity.
C	Amortization expense was $179.5 million and $146.1 million for the fiscal 2022 and 2021, respectively. Items A, B, and C resulted in fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%, and fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 26%.
D	Fiscal 2022 other (income) expense adjustments primarily consisted of a gain on deconsolidation of SightGlass Vision (SGV). Fiscal 2021 other (income) expense adjustments primarily consisted of an $11.6 million gain due to CooperVision's acquisition of all of the remaining equity interest of SGV in January 2021.
E	Fiscal 2022 adjustments in provision for income taxes arose primarily from the above items and intra-group asset transfers. Fiscal 2021 excludes an income tax benefit of $2,471.7 million related to the recognition of a deferred tax asset that resulted from an intra-group transfer of intellectual property and goodwill to a UK subsidiary in the first quarter and the remeasurement of this deferred tax asset caused by the UK enactment of a 25% corporate tax rate in the third quarter.

Conference Call and Webcast
The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2022 financial results and current corporate developments. The live dial-in number for the call is 800-715-9871. The conference ID is 2291153. A simultaneous webcast of the call will be available through the "Investor Relations" section of the CooperCompanies website at investor.coopercos.com and a replay will be available approximately two hours following the event. A recording of the call will also be available beginning at 9:00 PM ET on December 8, 2022 through December 15, 2022. To hear this recording, dial 800-715-9871 and enter code 2291153.

About CooperCompanies
CooperCompanies ("Cooper") is a global medical device company publicly traded on the NYSE (NYSE: COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, Calif., Cooper has a workforce of roughly 14,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements
This earnings release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements of which are other than statements of historical fact, including our fiscal year 2023 financial guidance, are forward looking. In addition, all statements regarding anticipated growth in our net sales and anticipated market conditions, planned product launches and expected results of operations are forward-looking. To identify these statements look for words like "believes," "outlook," "probable," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.
Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions; the effects of the COVID-19 pandemic and related economic disruptions and new governmental regulations on our business, results of operations, cash flow and financial condition; the impact of Russia's invasion of Ukraine and the global response to this invasion on the global economy, European economy, financial markets, energy markets, currency rates and our ability to supply product to, or through, affected countries; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies or interest rates that would decrease our net sales and earnings; our existing and future variable rate indebtedness and associated interest expense is impacted by rate increases, which could adversely affect our financial health or limit our ability to borrow additional funds; changes in tax laws, examinations by tax authorities, and changes in our geographic composition of income; acquisition-related adverse effects; compliance costs and potential liability in connection with U.S. and foreign laws and health care regulations pertaining to privacy and security of personal information; a major disruption in the operations of our manufacturing, accounting and financial reporting, research and development, distribution facilities or raw material supply chain; market consolidation of large customers globally through mergers or acquisitions resulting in a larger proportion or concentration of our business being derived from fewer customers; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the contact lens industry specifically and the medical device or pharmaceutical industries generally, including but not limited to the EU Medical Devices Regulation (MDR) and the EU In Vitro Diagnostic Medical Devices Regulation (IVDR); legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; new competitors, product innovations or technologies, including but not limited to, technological advances by competitors, new products and patents attained by competitors, and competitors' expansion through acquisitions; reduced sales, loss of customers and costs and expenses related to product recalls and warning letters; failure to receive, or delays in receiving, regulatory approvals or certifications for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third-party payors for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill, other intangible assets and idle manufacturing facilities and equipment; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; impact and costs incurred from changes in accounting standards and policies; risks related to environmental, social and corporate governance (ESG) issues, including those related to climate change and sustainability; and other events described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, as such Risk Factors may be updated in annual and quarterly filings.
We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Contact:
Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(In millions)
(Unaudited)

	October 31, 2022	October 31, 2021
ASSETS
ASSETS
Current assets:
Cash and cash equivalents	$138.2	$95.9
Trade receivables, net	557.8	515.3
Inventories	628.7	585.6
Other current assets	208.9	179.3
Assets held-for-sale	—	89.2
Total current assets	1,533.6	1,465.3
Property, plant and equipment, net	1,432.9	1,347.6
Goodwill	3,609.7	2,574.0
Other intangibles, net	1,885.1	1,271.5
Deferred tax assets	2,443.1	2,546.6
Other assets	587.9	401.2
Total assets	$11,492.3	$9,606.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$412.6	$83.4
Accounts Payable	248.8	161.4
Employee compensation and benefits	152.1	148.7
Deferred revenue	93.6	19.0
Other current liabilities	373.1	317.9
Liabilities held-for-sale	—	1.7
Total current liabilities	1,280.2	732.1
Long-term debt	2,350.8	1,397.6
Deferred tax liabilities	149.9	24.1
Long-term tax payable	113.2	139.6
Deferred revenue	198.3	0.1
Accrued pension liability and other	225.2	370.7
Total liabilities	4,317.6	2,664.2
Stockholders’ equity	7,174.7	6,942.0
Total liabilities and stockholders' equity	$11,492.3	$9,606.2

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2022	2021	2022	2021
Net sales	$848.1	$759.1	$3,308.4	$2,922.5
Cost of sales	311.5	257.2	1,168.8	966.7
Gross profit	536.6	501.9	2,139.6	1,955.8
Selling, general and administrative expense	358.0	311.6	1,342.2	1,211.2
Research and development expense	29.1	25.6	110.3	92.7
Amortization of intangibles	46.0	36.1	179.5	146.1
Operating income	103.5	128.6	507.6	505.8
Interest expense	22.8	5.0	57.3	23.1
Other expense (income), net	8.3	2.0	(25.0)	(8.8)
Income before income taxes	72.4	121.6	475.3	491.5
Provision for income taxes	6.8	11.3	89.5	(2,453.2)
Net income	$65.6	$110.3	$385.8	$2,944.7

Earnings per share - diluted	$1.32	$2.21	$7.76	$59.16

Number of shares used to compute diluted earnings per share	49.6	49.9	49.7	49.8